Exhibit 21.1
LIST OF SUBSIDIARIES OF EVERCOMMERCE INC.

Subsidiaries	Jurisdiction of Incorporation or Organization
33 Mile Radius LLC	Ohio
Advanced Marketing Concepts, LLC d/b/a MarketSharp	Wisconsin
Al Nashmi for Digital Marketing LLC d/b/a Remodeling.com	Jordan
AlertMD, Inc.	Delaware
AllMeds Inc.	Tennessee
Best Pick Reports, LLC	Delaware
Bold Technologies Ltd.	Colorado
Brighter Vision Web Solutions, Inc. d/b/a Brighter Vision	Colorado
Briostack LLC	Utah
Callahan Roach, LLC dba Profit Rhino	Delaware
CollaborateMD, Inc.	Florida
Customer Lobby, LLC	California
EverHealth Solutions Inc. d/b/a DrChrono	Delaware
Dynascape Software, Inc.	British Columbia
E Provider Solutions, L.L.C.	South Dakota
EMHware Software Inc.	British Columbia
EverCommerce CAN Inc.	Delaware
EverCommerce Intermediate Inc.	Delaware
EverCommerce NZ Company Ltd.	New Zealand
EverCommerce Solutions Inc.	Delaware
Fieldpoint Service Applications Inc.	British Columbia
FSM Technologies, LLC	Delaware
GoodTherapy.org, LLC	Alaska
GuildQuality Inc.	South Carolina
Home Contractors Review, LLC d/b/a Five Star Rated and Home Services Review	Georgia
Improveit! 360, LLC	Ohio
iSalus, LLC	Delaware
J.E.2000, LLC d/b/a Jimmy Marketing	Connecticut
Joist Software Inc.	British Columbia
Keyword Connects LLC	Massachusetts
Listen360, Inc.	Georgia
Market Hardware, LLC	Delaware
Norman's Dojo, Inc. d/b/a Kickserv	Delaware
OnVision Solutions, Inc. d/b/a The Studio Director	Colorado
Perennial Software, LLC	Delaware

Exhibit 21.1

PM Ventures, LLC	Texas
EverCommerce Marketing Technology Solutions LLC d/b/a Qiigo	Georgia
Remodeling.com, LLC	Delaware
RoofSnap, LLC	Georgia
SalonBiz, Inc.	Louisiana
Secure Global Solutions, LLC	California
Security Information Systems, LLC	Michigan
Service Nation Inc.	Texas
Socius Marketing, LLC	Florida
Speetra Inc. d/b/a pulseM	Texas
Timely Limited	New Zealand
Timely Software Ltd.	England
Timely Software Pty. Ltd.	Australia
TPC Acquisition, LLC d/b/a Therapy Partner	Delaware
Updox LLC	Delaware
Zenvoice Software Inc.	British Columbia